EXHIBIT 10.1

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

RESTRICTED STOCK UNIT
AWARD AGREEMENT

This Award Agreement (the “Agreement”) is entered into as of ___________, 2006 (the “Award Date”) by and between Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), and ____________ , an employee of the Company or a parent or subsidiary of the Company (the “Recipient”), for the award of restricted stock units with respect to the Company’s Class A Common Stock (“Common Stock”).

The award of restricted stock units to the Recipient is made pursuant to Section 8 of the Company’s 1993 Stock Incentive Plan (the “Plan”) and the Recipient desires to accept the award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1.             Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan _________ restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.

(a)  Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.  The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b) Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.  Subject to Sections 1(c), (d) and (e), the RSUs shall vest in equal annual installments over five years commencing on June 1, 2006 (the “Vesting Reference Date”) as follows:

% of RSUs Vested
First anniversary of the Vesting Reference Date	20%
Second anniversary of the Vesting Reference Date	40%
Third anniversary of the Vesting Reference Date	60%
Fourth anniversary of the Vesting Reference Date	80%
Fifth anniversary of the Vesting Reference Date	100%

(c) Acceleration on Death, Total Disability or Retirement. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s death, total disability or retirement, all outstanding but unvested RSUs shall become immediately vested. The term “total disability” means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes Recipient to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company. The term “retirement” shall mean (i) normal retirement after reaching age 65, (ii) early retirement after reaching age 55 and completing 10 years of service, or (iii) early retirement after completing 30 years of service without regard to age.

(d) Certain Transactions. Notwithstanding any provision in this Agreement, in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Compensation Committee of the Board of Directors (the “Compensation Committee”) may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this Award of RSUs:

(i) The Award shall remain in effect in accordance with its terms;

(ii) All or a portion of the RSUs shall, to the extent then still subject to the vesting restrictions, be released from the vesting restrictions in connection with the closing of the applicable transaction; or

(iii) The RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction. Unless otherwise determined by the Company, by action of the Compensation Committee, the converted restricted stock units or restricted stock shall continue to be subject to the forfeiture provisions applicable to the RSUs at the time of the applicable transaction.

(e) Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company for any reason that does not result in acceleration of vesting pursuant to Section 1(c) or 1(d), the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(f) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(g) No Voting Rights; Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the Common Stock has been issued. The Company shall accrue and pay to the Recipient on the vesting of the RSUs an amount in cash equal to dividends that would have been paid on the Common Stock underlying the RSUs after the date of the issuance of the RSUs. No interest shall be paid by the Company on accrued amounts.

(h) Delivery Date for the Shares Underlying the RSU. As soon as practicable following a date on which any RSUs vest, the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(i) Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. The Company shall be entitled to withhold from any delivery of Common Stock hereunder any income or other tax withholding obligations arising as a result of this Award, in amounts determined by the Company. To satisfy the required withholding amount, the Company shall withhold the number of shares of Common Stock having a Value equal to the required withholding amount, unless the Company, by written notice to the Recipient, gives the Recipient the option of paying, and the Recipient has paid, such amount in cash. For purposes of this Agreement, the “Value” of a share of Common Stock on any date shall be equal to the closing market price for the Common Stock on that date.

(j) Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

2.            Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof and this Agreement may be amended only by written agreement between the Company and the Recipient.

(b) Interpretation of the Plan and the Agreement. The Compensation Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive.

(c) Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d) Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e) Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(f) Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Authorized Officer

Recipient